UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):
June 21, 2016

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road
Redding, California 96002
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2016, the board of directors (the “Board”) of Bank of Commerce Holdings (the “Company”) announced the election of Mr. Karl L. Silberstein to the Board of the Company and to the board of directors of the Company’s wholly owned subsidiary, Redding Bank of Commerce (the “Bank”), effective June 24, 2016. Mr. Silberstein was appointed to the Audit and Qualified Legal Compliance and Long-Range Planning Committees of both the Company and the Bank.

Mr. Silberstein is a certified public accountant with 38 years of combined professional experience in public accounting and financial executive leadership. He is currently Senior Vice President, Financial Operations at Dignity Health, a healthcare company with $12 billion in annual revenue. He also serves as staff to its Audit Committee. Mr. Silberstein received his bachelor of science degree in business administration (accounting) from California State University, Sacramento and is a graduate of Leadership Sacramento. He has experience on numerous other corporate and non-profit boards including roles as chair and president.

Item 7.01.     Regulation FD Disclosure.

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated June 22, 2016, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits.

99.1     Press Release, dated June 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 22, 2016
/s/ James A. Sundquist
By: James A. Sundquist
Executive Vice President - Chief Financial Officer

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